Exhibit 99(i)
PRESS RELEASE

Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
OTC Bulletin Board Symbol NEXH

FOR MORE INFORMATION, CONTACT:
Richard Surber, President
801-575-8073 Ext. 106 Fax: 801-575-8092
or email hudconsult@aol.com

FOR IMMEDIATE RELEASE

Nexia Reports Release of Lien

Salt Lake City, Utah, June 21, 2006 - Nexia Holdings, Inc. (OTCBB: NEXH) announced that its’ subsidiary Wasatch Capital Corporation the owner of the Wallace Bennett Building, located on 100 South in downtown Salt Lake City Utah, has received a complete Release of Lien, which release the claims of Hallmark Construction & Development LLC, in the amount of $94,541, for costs related to the improvements made to the Wallace Bennett Building during the year 2004. No additional payments, nor promises of payment, were made by Wasatch Capital Corporation in exchange for the Release of Lien.

Richard Surber, Nexia’s president, said that: “This release is a vindication of the company’s position that it had fully paid for the construction and improvement made to the Wallace Bennett Building prior to the filing of the lien. I believe that this action will provide additional assistance in Wasatch Capital’s efforts to obtain permanent long term financing for the Wallace Bennett Building.”

Nexia strongly encourages the public to read the above information in conjunction with its Form 10-KSB for December 31, 2005 and its Form 10-QSB for the quarter ended March 31, 2006. Nexia’s disclosures can be viewed at www.nexiaholdings.com or www.sec.gov. This press release is not a solicitation to buy or sell any securities. Nexia strongly encourages investors to only invest monies that they can afford to lose. Nexia is a high risk security known as a penny stock.

This press release may contain forward-looking statements that are based on a number of assumptions, including the successful completion of the refinancing of the Wallace Bennett building. Although Nexia Holdings believes these assumptions are reasonable, no assurance can be given that they will prove correct. These forward-looking statements involve a number of risks and uncertainties, including the completion of the due diligence by lenders on the Wallace Bennett building and obtaining sufficient financing for the property. The actual results that Nexia Holdings may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.